AMENDMENT
To
Transfer Agency and Service Agreement Between
Each of the Entities, Individually and not Jointly, as Listed on Schedule A and
DST Asset Manager Solutions, Inc. (f/k/a Boston Financial Data Services, Inc.)

This Amendment is made as of this 9th day of April, 2021, between Each of the Entities, Individually and not Jointly, as listed on Schedule A (collectively, the “Funds” and individually, the “Fund”) and DST Asset Manager Solutions, Inc. (the “Transfer Agent”, f/k/a Boston Financial Data Services, Inc.). The Funds and the Transfer Agent are parties to a Transfer Agency and Service Agreement dated January 1, 2013, as amended, (the “Agreement”). In accordance with Section 16.1 (Amendment) and Section 17 (Additional Portfolios/Funds) of the Agreement, the parties desire to amend the Agreement as set forth herein.

NOW THEREFORE, the parties agree as follows:

1.Term. The first sentence of Section 12.1 of the Agreement is hereby deleted and replaced with the following:

“12.1 Term. Upon the conclusion of the term ending June 30, 2021, this Agreement will extend from July 1, 2021 through June 30, 2024 (the “Extension Term”) (unless otherwise stated with respect to a Fund as specified on Schedule A). This Agreement shall automatically extend for one additional, successive one (1) year term (the “Renewal Term”) unless terminated as of the end of the Extension Term or as of the end of the Renewal Term by the Fund on not less than one hundred twenty (120) days written notice to the Transfer Agent. Thereafter the Agreement shall continue for successive periods of one year (each an “Extension Period”) unless terminated by the Transfer Agent or the Fund upon one hundred twenty (120) days’ notice before the expiration of such Extension Period. As used hereinafter, “Term” shall refer to the then current duration during which this Agreement is in full force and effect, including the Extension Term, the Renewal Term and any Extension Period. In the event a Fund wishes to terminate this Agreement prior to the expiration of the Extension Term or the Renewal Term, the Fund shall give the Transfer Agent one hundred twenty (120) days prior written notice and shall be subject to the terms of this Section, including the payments applicable under Section 12.3. One hundred eighty (180) days before the expiration of the Extension Term, the Renewal Term or an Extension Period, the Transfer Agent and the Fund will agree upon a Fee Schedule for the Renewal Term or Extension Period. In the event the parties fail to agree upon a new Fee Schedule as of such date, the Fee Schedule set forth as Schedule 3.1 hereto shall remain in effect subject to increase under Section 3.6. Notwithstanding the termination or non-renewal of this Agreement, the terms and conditions of this Agreement shall continue to apply until the completion of Deconversion (defined below).”

2.Fee Schedule. Schedule 3.1 (Fees and Expenses) as currently appearing in the Agreement as of the November 2, 2016 Amendment is hereby deleted and replaced by the Schedule 3.1 attached hereto, and incorporated hereby.

3.All defined terms and definitions in the Agreement shall be the same in this Amendment (the “April 9, 2021 Amendment”) except as specifically revised by this Amendment; and

4.Except as specifically set forth in this April 9, 2021 Amendment, all other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this April 9, 2021 Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

EACH OF THE ENTITIES, INDIVIDUALLY AND NOT JOINTLY, AS LISTED ON SCHEDULE A

By:	/s/ Holly Baggot
Name:	Holly S. Baggot
Title:	Assistant Treasurer

DST ASSET MANAGER SOLUTIONS, INC.

By:	/s/ Michael Sleightholme
Name:	Michael Sleightholme
Title:	VP

As an Authorized Officer on behalf of each of the Funds indicated on Schedule A

SCHEDULE 3.1
FEES AND EXPENSES
Effective: April 9, 2021 through June 30, 2024

[intentionally omitted]